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                                                                    EXHIBIT 99.1

                   IXC COMMUNICATIONS, INC. COMPLETES SALE OF
          $450 MILLION OF 9 PERCENT SENIOR SUBORDINATED NOTES DUE 2008
                    AND CONSUMMATES ITS TENDER OFFER FOR ITS
                      12 1/2 PERCENT SENIOR NOTES DUE 2005

Austin, Texas--(BUSINESS WIRE)--April 21, 1998 -- IXC Communications, Inc. (NASDAQ: IIXC) announced today that it has sold $450 million principal amount of its 9% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes"). The Company offered the Senior Subordinated Notes pursuant to applicable exemptions from registration.

In connection with the sale of the Senior Subordinated Notes, the Company also announced today that it has completed its tender offer (the "Tender Offer") to purchase for cash all of its outstanding 12 1/2% Senior Notes Due 2005 (the "Senior Notes"). Pursuant to the terms of the Tender Offer, $284,185,000 (out of $285.0 million) in aggregate principal amount of the Senior Notes were tendered and accepted for payment by the Company. The Company used approximately $342.7 million of the estimated $435.6 million net proceeds of the Senior Subordinated Notes offering to pay the tender offer price for the Senior Notes. The remaining proceeds of the offering will be used to fund capital expenditures and for general corporate purposes.

The Senior Subordinated Notes have not been registered under the Securities
Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration. This release shall not constitute an offer to sell or the solicitation of an offer to buy.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the U.S.'s first new coast-to-coast fiber optic network, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

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CONTACT: IXC Communications, Inc., Austin
         James F. Guthrie, 512/427-3731
         jguthrie@ixc-comm.com